Exhibit 99.A

EXHIBIT A-1

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of Stone Harbor Emerging Markets Income Fund (the “Fund”); that he is the Treasurer and Principal Financial and Accounting Officer of the Fund; and that all actions by trustees and other persons necessary to authorize the undersigned to execute and file such Application have been taken.  The undersigned further states that he is familiar with the Application, and the contents thereof, and that the facts set forth therein are true to the best of his knowledge, information, and belief.

/s/ James J. Dooley
James J. Dooley
Treasurer and Principal Financial and Accounting Officer

EXHIBIT A-2

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of Stone Harbor Investment Partners LP (“Stone Harbor”); that he is the Secretary and General Counsel of Stone Harbor; and that all actions by trustees and other persons necessary to authorize the undersigned to execute and file such Application have been taken.  The undersigned further states that he is familiar with the Application, and the contents thereof, and that the facts set forth therein are true to the best of his knowledge, information, and belief.

/s/ Adam J. Shapiro
Adam J. Shapiro
Secretary and General Counsel